Charter Announces Second Quarter 2025 Results

Stamford, Connecticut - July 25, 2025 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”), which operates the Spectrum brand, today reported financial and operating results for the three and six months ended June 30, 2025.

•Second quarter total Internet customers decreased by 117,000. As of June 30, 2025, Charter served 29.9 million Internet customers.

•Second quarter total mobile lines increased by 500,000. As of June 30, 2025, Charter served 10.9 million mobile lines.

•As of June 30, 2025, customer relationships totaled 31.2 million, excluding mobile-only relationships.

•Second quarter revenue of $13.8 billion grew by 0.6% year-over-year, driven by residential mobile service revenue growth of 24.9%, residential Internet revenue growth of 2.8% and other revenue growth of 18.9%.

•Net income attributable to Charter shareholders totaled $1.3 billion in the second quarter.

•Second quarter Adjusted EBITDA1 of $5.7 billion grew by 0.5% year-over-year.

•Second quarter capital expenditures totaled $2.9 billion and included $1.0 billion of line extensions.

•Second quarter net cash flows from operating activities totaled $3.6 billion, compared to $3.9 billion in the prior year.

•Second quarter free cash flow1 of $1.0 billion decreased from $1.3 billion in the prior year, primarily due to an unfavorable change in mobile device working capital and the timing of cash taxes and cash interest.

•During the second quarter, Charter purchased 4.5 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units totaling $1.7 billion.

•On May 16, 2025, Charter and Cox Communications announced that they had entered into a definitive agreement to combine their businesses, creating an industry leader in mobile and broadband communications services, and seamless video entertainment.

“Our converged connectivity revenue grew by over 5% in the second quarter, with a long runway for growth.” said Chris Winfrey, President and CEO of Charter. “Our seamless connectivity products offer the fastest speeds at the best price. And our strategic investments in network evolution and convergence, rural build, U.S.-based service and seamless entertainment innovation, will accelerate future customer and revenue growth."

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	June 30, 2025 (c)	June 30, 2024 (c)	Y/Y Change
Footprint
Estimated Passings (d)	57,540	56,110	2.5%

Customer Relationships (e)
Residential	29,006	29,615	(2.1)%
Small Business	2,201	2,222	(1.0)%
Total Customer Relationships	31,207	31,837	(2.0)%

Residential	(154)	(182)	28
Small Business	(8)	3	(11)
Total Customer Relationships Quarterly Net Additions	(162)	(179)	17

Total Customer Relationship Penetration of Estimated Passings (f)	54.2%	56.7%	(2.5) ppts

Monthly Residential Revenue per Residential Customer (g)	$122.86	$120.77	1.7%
Monthly Small Business Revenue per Small Business Customer (h)	$165.44	$165.28	0.1%

Residential Customer Relationships Penetration
One Product Penetration (i)	47.2%	47.7%	(0.5) ppts
Two Product Penetration (i)	34.8%	33.2%	1.6 ppts
Three or More Product Penetration (i)	18.0%	19.2%	(1.2) ppts

% Residential Non-Video Customer Relationships	58.3%	57.1%	1.2 ppts

Internet
Residential	27,868	28,318	(1.6)%
Small Business	2,035	2,049	(0.7)%
Total Internet Customers	29,903	30,367	(1.5)%

Residential	(111)	(154)	43
Small Business	(6)	5	(11)
Total Internet Quarterly Net Additions	(117)	(149)	32

Video
Residential	12,087	12,718	(5.0)%
Small Business	544	591	(8.0)%
Total Video Customers	12,631	13,309	(5.1)%

Residential	(73)	(393)	320
Small Business	(7)	(15)	8
Total Video Quarterly Net Additions	(80)	(408)	328

Mobile Lines (j)
Residential	10,542	8,531	23.6%
Small Business	355	278	27.7%
Total Mobile Lines	10,897	8,809	23.7%

Residential	479	539	(60)
Small Business	21	18	3
Total Mobile Lines Quarterly Net Additions	500	557	(57)

Voice
Residential	5,161	6,170	(16.4)%
Small Business	1,225	1,276	(4.0)%
Total Voice Customers	6,386	7,446	(14.2)%

Residential	(211)	(268)	57
Small Business	(9)	(12)	3
Total Voice Quarterly Net Additions	(220)	(280)	60

Mid-Market & Large Business (k)
Mid-Market & Large Business Primary Service Units ("PSUs")	331	312	6.1%
Mid-Market & Large Business Quarterly Net Additions	7	4	3

In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 7 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

In September 2024, Spectrum launched a new and simplified pricing and packaging strategy that better utilizes its seamless connectivity and entertainment products to offer lower promotional and persistent bundled pricing to drive growth. Additionally, Spectrum announced new customer commitments focused on reliable connectivity, transparency, exceptional service and a focus on always improving. To fix any service disruptions quickly, Spectrum committed to dispatching a technician the same day, if the customer requests it prior to 5 p.m. If a customer needs a professional installation, a technician will be available the same or next day.

Second quarter total Internet customers decreased by 117,000, compared to a decline of 149,000 during the second quarter of 2024, which included the impact of approximately 50,000 disconnects related to the end of the FCC's Affordable Connectivity Program subsidies in the second quarter of 2024. Spectrum Internet® delivers the fastest Internet speeds1 in the nation. Spectrum is evolving its connectivity network to offer symmetrical and multi-gigabit Internet speeds across its entire footprint and has launched symmetrical Internet service in eight markets. In 2025, Spectrum launched 2x1 Gbps service in the same eight markets, completing Step 1 of Charter's network evolution initiative. Unlike competitors, Spectrum upgrades its network to serve all of its passings and can do so at a much lower cost. Spectrum Advanced WiFi provides customers an optimized home network while providing greater control of connected devices with enhanced security and privacy.

Total video customers decreased by 80,000 in the second quarter of 2025, compared to a decline of 408,000 in the second quarter of 2024, with the improvement driven by new and simplified pricing and packaging launched in September 2024 and early benefits from the inclusion of programmers' streaming applications in Spectrum's expanded basic packages. As of June 30, 2025, Charter had 12.6 million total video customers. Spectrum TV Select video customers now receive up to approximately $75 per month (soon to be over $100 per month) of programmers' streaming application retail value at no extra cost, including the ad-supported versions of Disney+, ESPN+, HBO Max, Paramount+, Peacock, AMC+, ViX and Tennis Channel, with ESPN Unlimited, Hulu, Discovery+ and BET+ launching later this year. This programmer streaming application inclusion is part of Charter's broader video evolution strategy to provide flexible packages with enhanced value, whether through full packages with seamless entertainment, smaller video packages or a suite of a-la-carte programmers' streaming application options for broadband customers (which Charter launched in July 2025).

During the second quarter of 2025, Charter added 500,000 total mobile lines, compared to growth of 557,000 during the second quarter of 2024. Spectrum MobileTM is available to all new and existing Spectrum Internet customers and offers the fastest overall speeds,2 with plans that include 5G access, do not require contracts and include taxes and fees in the price. Spectrum Mobile is central to Charter's converged network strategy to provide customers a differentiated connectivity experience with highly competitive, simple data plans and pricing.

During the second quarter of 2025, total wireline voice customers declined by 220,000, compared to a decline of 280,000 in the second quarter of 2024. As of June 30, 2025, Charter had 6.4 million total wireline voice customers.

Charter continues to work with federal, state and local governments to bring Spectrum Internet to unserved and underserved communities. During the second quarter of 2025, Charter activated 123,000 subsidized rural passings. Within Charter's subsidized rural footprint, total customer relationships increased by 47,000 in the second quarter of 2025.

1.Based on Broadband Download Speed among the top 5 national providers in Opensignal USA: Fixed Broadband Experience Report — National View, May 2024. Based on Opensignal independent analysis of mean download speed. © 2025 Opensignal Limited.
2.Based on analysis by Spectrum of Ookla® Speedtest Intelligence® data for overall Mobile WiFi and Cellular performance for Q3-Q4 2024 in Spectrum’s cable footprint. Ookla trademarks used under license and reprinted with permission.

Second Quarter Financial Results
(in millions)

	Three Months Ended June 30,
	2025	2024	% Change
Revenues:
Internet	$5,969	$5,806	2.8%
Video	3,484	3,867	(9.9)%
Mobile service	921	737	24.9%
Voice	346	350	(0.8)%
Residential revenue	10,720	10,760	(0.4)%
Small business	1,094	1,101	(0.6)%
Mid-market & large business	742	721	2.9%
Commercial revenue	1,836	1,822	0.8%
Advertising sales	371	397	(6.7)%
Other	839	706	18.9%
Total Revenues	$13,766	$13,685	0.6%

Net income attributable to Charter shareholders	$1,301	$1,231	5.7%
Net income attributable to Charter shareholders margin	9.4%	9.0%

Adjusted EBITDA[1]	$5,693	$5,665	0.5%
Adjusted EBITDA margin	41.4%	41.4%

Capital expenditures	$2,874	$2,853	0.7%

Net cash flows from operating activities	$3,600	$3,853	(6.6)%
Free cash flow[1]	$1,046	$1,296	(19.3)%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

1.Adjusted EBITDA and free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Revenues

Second quarter revenue increased by 0.6% year-over-year to $13.8 billion, driven by growth in residential mobile service, residential Internet and other revenues, partly offset by lower residential video and advertising sales revenues.

Residential revenue totaled $10.7 billion in the second quarter, a decrease of 0.4% year-over-year, driven by a year-over-year decline in residential customers of 2.1%, partly offset by a year-over-year increase in monthly residential revenue per residential customer of 1.7%.

Second quarter 2025 monthly residential revenue per residential customer totaled $122.86, an increase of 1.7% compared to the prior year period. The growth was driven by promotional rate step-ups, rate adjustments and the growth of Spectrum Mobile, partly offset by a lower mix of video customer relationships, a higher mix of lower priced video packages within Charter's video customer base and $67 million of costs allocated to programmer streaming applications and netted within video revenue.

Internet revenue grew by 2.8% year-over-year to $6.0 billion, driven by promotional rate step-ups, rate adjustments and a favorable change in bundled revenue allocation year-over-year, partly offset by a decline in Internet customers year-over-year.

Video revenue totaled $3.5 billion in the second quarter, a decrease of 9.9% compared to the prior year period, driven by a decline in video customers during the last year, a higher mix of lower priced video packages within Charter's video customer base, $67 million of costs allocated to programmer streaming applications and netted within video revenue and more unfavorable bundled revenue allocation year-over-

year, partly offset by promotional rate step-ups and video rate adjustments that pass through programmer rate increases.

Second quarter mobile service revenue totaled $921 million, an increase of 24.9% year-over-year, driven by mobile line growth, partly offset by less favorable bundled revenue allocation year-over-year.

Voice revenue decreased by 0.8% year-over-year to $346 million, driven by a decline in wireline voice customers, mostly offset by voice rate adjustments.

Commercial revenue increased by 0.8% year-over-year to $1.8 billion, driven by mid-market and large business growth of 2.9% year-over-year, partly offset by a decline in small business revenue of 0.6%. Mid-market and large business revenue excluding wholesale increased by 3.5% year-over-year, mostly reflecting PSU growth. The year-over-year decrease in second quarter 2025 small business revenue was driven by a decline in small business customer relationships year-over-year.

Second quarter advertising sales revenue of $371 million decreased by 6.7% compared to the year-ago quarter, primarily driven by lower core and political revenues. Excluding political revenue in both periods, advertising sales revenue decreased by 4.4% year-over-year due to a more challenged local and national advertising market, partly offset by higher advanced advertising revenue and better inventory selling capabilities.

Other revenue totaled $839 million in the second quarter, an increase of 18.9% compared to the second quarter of 2024, primarily driven by higher mobile device sales and a one-time benefit.

Operating Costs and Expenses

Second quarter programming costs decreased by $219 million, or 8.8% as compared to the second quarter of 2024, reflecting fewer video customers, a higher mix of lower cost packages within Charter's video customer base and $67 million of costs allocated to programmer streaming applications and netted within video revenue, partly offset by contractual programming rate increases and renewals.

Other costs of revenue increased by $113 million, or 7.3% year-over-year, primarily driven by higher mobile service direct costs and mobile device sales.

Field and technology operations expenses increased by $53 million, or 4.3% year-over-year, primarily driven by higher labor-related costs, partly driven by storm activity, and higher network utility costs.

Customer operations expenses increased by $24 million, or 3.0% year-over-year, primarily due to an increase in bad debt expense and bank and card fees, partly offset by lower labor expense.

Marketing and residential sales expenses increased by $76 million, or 8.6% year-over-year, driven by higher sales, channel mix and Spectrum's continued focus on driving growth.

Other expenses increased by $6 million, or 0.6% as compared to the second quarter of 2024.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.3 billion in the second quarter of 2025, compared to $1.2 billion in the second quarter of 2024, due to lower interest expense and higher Adjusted EBITDA.

Net income per basic common share attributable to Charter shareholders totaled $9.41 in the second quarter of 2025 compared to $8.58 during the same period last year. The increase was primarily the result of the factors described above in addition to a 3.6% decrease in basic weighted average common shares outstanding versus the prior year period.

Adjusted EBITDA

Second quarter Adjusted EBITDA of $5.7 billion grew by 0.5% year-over-year, reflecting growth in revenue of 0.6% and an increase in operating expenses of 0.6%.

Capital Expenditures

Capital expenditures totaled $2.9 billion in the second quarter of 2025, an increase of $21 million compared to the second quarter of 2024, driven by upgrade/rebuild (primarily network evolution) and CPE, partly offset by lower line extension spend.

Charter now expects full year 2025 capital expenditures to total approximately $11.5 billion, a decrease from Charter's previous expectation of approximately $12.0 billion. The decrease primarily reflects the timing of network evolution spend and lower commercial and subsidized rural line extensions spend. The actual amount of capital expenditures in 2025 will depend on a number of factors including, but not limited to, the pace of Charter's network evolution and expansion initiatives, supply chain timing and growth rates in Charter's residential and commercial businesses.

Cash Flow and Free Cash Flow

During the second quarter of 2025, net cash flows from operating activities totaled $3.6 billion, a decrease from $3.9 billion in the prior year. The year-over-year decrease was primarily due to an unfavorable change in mobile device working capital and the timing of cash taxes and cash interest.

Free cash flow in the second quarter of 2025 totaled $1.0 billion, a decrease of $250 million compared to the second quarter of 2024. The year-over-year decrease in free cash flow was primarily driven by lower net cash flows from operating activities.

Liquidity & Financing

As of June 30, 2025, total principal amount of debt was $94.3 billion and Charter's credit facilities provided approximately $5.8 billion of additional liquidity in excess of Charter's $606 million cash position.

Share Repurchases

During the three months ended June 30, 2025, Charter purchased 4.5 million shares of Charter Class A common stock and Charter Holdings common units for $1.7 billion.

Webcast

Charter will host a webcast on Friday, July 25, 2025 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The webcast can be accessed live via the Company's investor relations website at ir.charter.com. Participants should go to the webcast link no later than 10 minutes prior to the start time to register. The webcast will be archived at ir.charter.com two hours after completion of the webcast.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2025, which will be posted on the “Results & SEC Filings” section of the Company's investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Results & SEC Filings” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The Company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other income (expenses), net and other operating (income) expenses, net, such as special charges, merger and acquisition costs and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $366 million and $732 million for the three and six months ended June 30, 2025, respectively, and $366 million and $737 million for the three and six months ended June 30, 2024, respectively.

About Charter
Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator with services available to more than 57 million homes and businesses in 41 states through its Spectrum brand. Over an advanced communications network, supported by a 100% U.S.-based workforce, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "grow," "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, mobile, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•general business conditions, unemployment levels and the level of activity in the housing sector and economic uncertainty or downturn;
•our ability to develop and deploy new products and technologies including consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including subsidies to consumers, subsidies and incentives for competitors, costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us;
•our ability to procure necessary services and equipment from our vendors in a timely manner and at reasonable costs including in connection with our network evolution and rural construction initiatives;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents and distribution requirements);
•the ability to hire and retain key personnel;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets;
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions;
•our ability to satisfy the conditions to consummate the Liberty Broadband combination and/or the Cox Communications acquisition and/or to consummate the Liberty Broadband combination and/or the Cox Communications acquisition in a timely manner or at all;
•the risks related to us being restricted in the operation of our business while the Liberty Broadband merger agreement and the Cox Communications transaction agreement are in effect;

•other risks related to the Liberty Broadband combination as described in the definitive joint proxy statement/prospectus with respect to the combination, filed by Charter on January 22, 2025, including the sections entitled “Risk Factors” and “Where You Can Find More Information” included therein; and
•other risks related to the Cox Communications acquisition as described in the definitive proxy statement with respect to the acquisition, filed by Charter on July 2, 2025, including the sections entitled “Risk Factors” and “Where You Can Find More Information” included therein.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,		Last Twelve Months Ended June 30,
	2025	2024	2025	2024	2025	2024
Net income attributable to Charter shareholders	$1,301	$1,231	$2,518	$2,337	$5,264	$4,650
Plus: Net income attributable to noncontrolling interest	194	192	386	366	790	718
Interest expense, net	1,263	1,328	2,504	2,644	5,089	5,269
Income tax expense	414	427	859	873	1,635	1,648
Depreciation and amortization	2,176	2,170	4,357	4,360	8,670	8,678
Stock compensation expense	157	153	379	367	663	683
Other, net	188	164	453	215	752	538
Adjusted EBITDA (a)	$5,693	$5,665	$11,456	$11,162	$22,863	$22,184

Net cash flows from operating activities	$3,600	$3,853	$7,836	$7,065	$15,201	$14,864
Less: Purchases of property, plant and equipment	(2,874)	(2,853)	(5,273)	(5,644)	(10,898)	(11,461)
Change in accrued expenses related to capital expenditures	320	296	47	233	910	409
Free cash flow (a)	$1,046	$1,296	$2,610	$1,654	$5,213	$3,812

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

UNAUDITED ALTERNATIVE PRESENTATION OF ADJUSTED EBITDA
(dollars in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
REVENUES:
Internet	$5,969	$5,806	2.8%	$11,899	$11,632	2.3%
Video	3,484	3,867	(9.9)%	7,064	7,775	(9.1)%
Mobile service	921	737	24.9%	1,835	1,422	29.0%
Voice	346	350	(0.8)%	702	724	(3.0)%
Residential revenue	10,720	10,760	(0.4)%	21,500	21,553	(0.2)%
Small business	1,094	1,101	(0.6)%	2,180	2,189	(0.4)%
Mid-market & large business	742	721	2.9%	1,478	1,429	3.4%
Commercial revenue	1,836	1,822	0.8%	3,658	3,618	1.1%
Advertising sales	371	397	(6.7)%	711	788	(9.8)%
Other	839	706	18.9%	1,632	1,405	16.1%
Total Revenues	13,766	13,685	0.6%	27,501	27,364	0.5%

COSTS AND EXPENSES:
Programming	2,253	2,472	(8.8)%	4,555	5,042	(9.6)%
Other costs of revenue	1,651	1,538	7.3%	3,235	2,996	8.0%
Field and technology operations	1,294	1,241	4.3%	2,584	2,539	1.7%
Customer operations	791	767	3.0%	1,577	1,591	(0.9)%
Marketing and residential sales	958	882	8.6%	1,907	1,763	8.1%
Other expense (b)	1,126	1,120	0.6%	2,187	2,271	(3.7)%
Total operating costs and expenses (b)	8,073	8,020	0.6%	16,045	16,202	(1.0)%

Adjusted EBITDA (a)	$5,693	$5,665	0.5%	$11,456	$11,162	2.6%

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

See footnotes on page 7.
Addendum to Charter Communications, Inc. Second Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
REVENUES	$13,766	$13,685	$27,501	$27,364

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	8,230	8,173	16,424	16,569
Depreciation and amortization	2,176	2,170	4,357	4,360
Other operating expenses, net	81	79	204	41
	10,487	10,422	20,985	20,970
Income from operations	3,279	3,263	6,516	6,394

OTHER INCOME (EXPENSES):
Interest expense, net	(1,263)	(1,328)	(2,504)	(2,644)
Other expenses, net	(107)	(85)	(249)	(174)
	(1,370)	(1,413)	(2,753)	(2,818)
Income before income taxes	1,909	1,850	3,763	3,576
Income tax expense	(414)	(427)	(859)	(873)
Consolidated net income	1,495	1,423	2,904	2,703
Less: Net income attributable to noncontrolling interests	(194)	(192)	(386)	(366)
Net income attributable to Charter shareholders	$1,301	$1,231	$2,518	$2,337

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$9.41	$8.58	$18.00	$16.24
Diluted	$9.18	$8.49	$17.59	$16.03
Weighted average common shares outstanding, basic	138,205,810	143,329,828	139,889,251	143,920,073
Weighted average common shares outstanding, diluted	141,684,415	144,914,860	143,098,493	145,742,397

Addendum to Charter Communications, Inc. Second Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2025	2024
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$606	$459
Accounts receivable, net	3,549	3,097
Prepaid expenses and other current assets	657	677
Total current assets	4,812	4,233

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	44,187	42,913
Customer relationships, net	672	975
Franchises	67,468	67,462
Goodwill	29,674	29,674
Total investment in cable properties, net	142,001	141,024

OTHER NONCURRENT ASSETS	4,776	4,763

Total assets	$151,589	$150,020

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable, accrued and other current liabilities	$12,007	$11,687
Current portion of long-term debt	2,549	1,799
Total current liabilities	14,556	13,486

LONG-TERM DEBT	91,863	92,134
EQUIPMENT INSTALLMENT PLAN FINANCING FACILITY	1,306	1,072
DEFERRED INCOME TAXES	18,757	18,845
OTHER LONG-TERM LIABILITIES	4,739	4,776

SHAREHOLDERS' EQUITY:
Controlling interest	16,209	15,587
Noncontrolling interests	4,159	4,120
Total shareholders' equity	20,368	19,707

Total liabilities and shareholders' equity	$151,589	$150,020

Addendum to Charter Communications, Inc. Second Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$1,495	$1,423	$2,904	$2,703
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,176	2,170	4,357	4,360
Stock compensation expense	157	153	379	367
Noncash interest, net	7	8	15	16
Deferred income taxes	(53)	(34)	(80)	(13)
Other, net	117	90	350	105
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(238)	6	(286)	(33)
Prepaid expenses and other assets	66	101	(169)	(265)
Accounts payable, accrued liabilities and other	(127)	(64)	366	(175)
Net cash flows from operating activities	3,600	3,853	7,836	7,065

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,874)	(2,853)	(5,273)	(5,644)
Change in accrued expenses related to capital expenditures	320	296	47	233
Other, net	(67)	(172)	(199)	(225)
Net cash flows from investing activities	(2,621)	(2,729)	(5,425)	(5,636)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	3,723	8,822	5,116	14,743
Borrowings of equipment installment plan financing facility	112	876	233	876
Repayments of long-term debt	(3,184)	(10,068)	(4,793)	(15,784)
Payments for debt issuance costs	(1)	(25)	(1)	(27)
Purchase of treasury stock	(1,451)	(361)	(2,253)	(877)
Proceeds from exercise of stock options	2	—	19	2
Purchase of noncontrolling interest	(232)	(46)	(252)	(141)
Distributions to noncontrolling interest	(121)	(61)	(124)	(64)
Other, net	(44)	(280)	(213)	(224)
Net cash flows from financing activities	(1,196)	(1,143)	(2,268)	(1,496)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(217)	(19)	143	(67)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	866	661	506	709
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$649	$642	$649	$642

CASH PAID FOR INTEREST	$1,444	$1,362	$2,439	$2,598
CASH PAID FOR INCOME TAXES	$657	$569	$713	$647

As of June 30, 2025, December 31, 2024 and June 30, 2024, cash, cash equivalents and restricted cash includes $43 million, $47 million and $40 million of restricted cash included in prepaid expenses and other current assets in the consolidated balance sheets, respectively.

Addendum to Charter Communications, Inc. Second Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	June 30, 2025 (c)	March 31, 2025 (c)	December 31, 2024 (c)	June 30, 2024 (c)
Footprint
Estimated Passings (d)	57,540	57,167	56,861	56,110

Customer Relationships (e)
Residential	29,006	29,160	29,258	29,615
Small Business	2,201	2,209	2,215	2,222
Total Customer Relationships	31,207	31,369	31,473	31,837

Residential	(154)	(98)	(207)	(182)
Small Business	(8)	(6)	(8)	3
Total Customer Relationships Quarterly Net Additions	(162)	(104)	(215)	(179)

Total Customer Relationship Penetration of Estimated Passings (f)	54.2%	54.9%	55.4%	56.7%

Monthly Residential Revenue per Residential Customer (g)	$122.86	$123.06	$121.40	$120.77
Monthly Small Business Revenue per Small Business Customer (h)	$165.44	$163.68	$163.14	$165.28

Residential Customer Relationships Penetration
One Product Penetration (i)	47.2%	47.6%	47.6%	47.7%
Two Product Penetration (i)	34.8%	34.3%	33.9%	33.2%
Three or More Product Penetration (i)	18.0%	18.1%	18.5%	19.2%

% Residential Non-Video Customer Relationships	58.3%	58.3%	57.9%	57.1%

Internet
Residential	27,868	27,979	28,034	28,318
Small Business	2,035	2,041	2,046	2,049
Total Internet Customers	29,903	30,020	30,080	30,367

Residential	(111)	(55)	(171)	(154)
Small Business	(6)	(5)	(6)	5
Total Internet Quarterly Net Additions	(117)	(60)	(177)	(149)

Video
Residential	12,087	12,160	12,327	12,718
Small Business	544	551	565	591
Total Video Customers	12,631	12,711	12,892	13,309

Residential	(73)	(167)	(110)	(393)
Small Business	(7)	(14)	(13)	(15)
Total Video Quarterly Net Additions	(80)	(181)	(123)	(408)

Mobile Lines (j)
Residential	10,542	10,063	9,568	8,531
Small Business	355	334	315	278
Total Mobile Lines	10,897	10,397	9,883	8,809

Residential	479	495	511	539
Small Business	21	19	18	18
Total Mobile Lines Quarterly Net Additions	500	514	529	557

Voice
Residential	5,161	5,372	5,636	6,170
Small Business	1,225	1,234	1,248	1,276
Total Voice Customers	6,386	6,606	6,884	7,446

Residential	(211)	(264)	(259)	(268)
Small Business	(9)	(14)	(15)	(12)
Total Voice Quarterly Net Additions	(220)	(278)	(274)	(280)

Mid-Market & Large Business (k)
Mid-Market & Large Business Primary Service Units ("PSUs")	331	324	319	312
Mid-Market & Large Business Quarterly Net Additions	7	5	4	4

See footnotes on page 7.
Addendum to Charter Communications, Inc. Second Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Customer premise equipment (l)	$593	$562	$1,066	$1,197
Scalable infrastructure (m)	371	362	664	690
Upgrade/rebuild (n)	457	389	852	870
Support capital (o)	425	421	785	809
Capital expenditures, excluding line extensions	1,846	1,734	3,367	3,566

Subsidized rural construction line extensions	543	565	1,010	992
Other line extensions	485	554	896	1,086
Total line extensions (p)	1,028	1,119	1,906	2,078
Total capital expenditures	$2,874	$2,853	$5,273	$5,644

Capital expenditures included in total related to:
Commercial services	$324	$382	$597	$757
Subsidized rural construction initiative (q)	$545	$567	$1,013	$994
Mobile	$59	$64	$112	$123

See footnotes on page 7.

Addendum to Charter Communications, Inc. Second Quarter 2025 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
FOOTNOTES

(a)Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, other (income) expenses, net and other operating (income) expenses, net such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.
(b)Other expense excludes stock compensation expense. Total operating costs and expenses excludes stock compensation expense, depreciation and amortization and other operating (income) expenses, net.
(c)We calculate the aging of customer accounts based on the monthly billing cycle for each account in accordance with our collection policies. On that basis, at June 30, 2025, March 31, 2025, December 31, 2024 and June 30, 2024, customers included approximately 99,400, 92,200, 102,500 and 79,400 customers, respectively, whose accounts were over 60 days past due, approximately 11,600, 10,700, 12,100 and 10,000 customers, respectively, whose accounts were over 90 days past due and approximately 18,900, 17,000, 13,600 and 13,500 customers, respectively, whose accounts were over 120 days past due.
(d)Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small business and mid-market & large business sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.
(e)Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video, mobile and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude mid-market & large business and mobile-only customer relationships.
(f)Penetration represents residential and small business customers as a percentage of estimated passings. Penetration excludes mobile-only customers.
(g)Monthly residential revenue per residential customer is calculated as total residential quarterly revenue divided by three divided by average residential customer relationships during the respective quarter and excludes mobile-only customer relationships.
(h)Monthly small business revenue per small business customer is calculated as total small business quarterly revenue divided by three divided by average small business customer relationships during the respective quarter and excludes mobile-only customer relationships.
(i)One product, two product and three or more product penetration represents the number of residential customers that subscribe to one product, two products or three or more products, respectively, as a percentage of residential customer relationships, excluding mobile-only customers.
(j)Mobile lines include phones and tablets which require one of our standard rate plans (e.g., "Unlimited" or "By the Gig"). Mobile lines exclude wearables and other devices that do not require standard phone rate plans.
(k)Mid-market & large business PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.
(l)Customer premise equipment includes equipment and devices located at the customer's premise used to deliver our Internet, video and voice services (e.g., modems, routers and set-top boxes), as well as installation costs.
(m)Scalable infrastructure includes costs, not related to customer premise equipment or our network, to secure growth of new customers or provide service enhancements (e.g., headend equipment).
(n)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including our network evolution initiative.
(o)Support capital includes costs associated with the replacement or enhancement of non-network assets (e.g., back-office systems, non-network equipment, land and buildings, vehicles, tools and test equipment).
(p)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(q)The subsidized rural construction initiative subcategory includes projects for which we are receiving subsidies from federal, state and local governments, excluding customer premise equipment and installation.

Addendum to Charter Communications, Inc. Second Quarter 2025 Earnings Release